UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 5, 2020

NanoVibronix, Inc.

(Exact name of registrant as specified in its charter)

Delaware

(State or other jurisdiction of incorporation)

001-36445	01-0801232
(Commission File Number)	(IRS Employer Identification No.)

525 Executive Blvd., Elmsford, NY 10523

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (914) 233-3004

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communication pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communication pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Emerging growth company [X]

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. [  ]

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.001 per share	NAOV	Nasdaq Capital Market

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Departure of Interim Chief Financial Officer

On October 5, 2020, NanoVibronix, Inc. (the “Company”) and James Cardwell, the Company’s Interim Chief Financial Officer, agreed by mutual understanding that Mr. Cardwell’s employment as an officer and employee of the Company will cease as of October 5, 2020, in accordance with the terms of his CFO Consulting Agreement with the Company dated June 1, 2019. Mr. Cardwell served as the Company’s principal financial and accounting officer.

Appointment of Chief Financial Officer

On October 5, 2020, the Company entered into an Employment Agreement (the “Employment Agreement”) with Stephen Brown, pursuant to which the Company appointed Mr. Brown as Chief Financial Officer, effective October 5, 2020, with a term to continue in effect until terminated by either party. Mr. Brown will act as the Company’s principal financial and accounting officer.

Mr. Brown, age 64, served as the Company’s Chief Financial Officer from February 3, 2015 through April 30, 2019, and has continued to serve as a financial consultant for the Company until his appointment as Chief Financial Officer on October 5, 2020. Mr. Brown previously served as Chief Financial Officer for IDT Corporation (NYSE: IDT) from April 1995 to January 2009, during which time he oversaw the initial public offering of a start-up telecommunications company and guided it through the spin-offs of two subsidiaries, various public offerings and bank facilities. During his tenure at IDT, Mr. Brown also served on IDT’s board of directors for six years and on the board of directors of Net2Phone Inc. for five years. Mr. Brown was also the founder and chairman of IDT Entertainment Inc., a movie studio and media subsidiary of IDT. From 2009 to the present, Mr. Brown has served as a managing partner of The Mcguffin Group Financial, a financial and business consulting firm concentrating on advising early stage and micro-cap companies. He is also a partner in an accounting and tax practice, Brown, Brown and Associates. Mr. Brown was formerly a certified public accountant, is a member of the Academy of Television Arts and Sciences and serves on the board of directors for several educational institutions, including on the Board of Governors for Touro College.

As consideration for his services as Chief Financial Officer, Mr. Brown will be entitled to receive (i) an annual base salary of $200,000, less applicable payroll deductions and tax; (ii) reimbursement of any reasonable and customary, documented out-of-pocket expenses actually incurred by Mr. Brown in connection with the performance of his services under the Employment Agreement; and (iii) an annual bonus of $25,000, if earned, as determined by the Company in its sole discretion. Mr. Brown may also be eligible to receive certain grants of incentive stock options to purchase shares of common stock of the Company.

Either party may terminate the Employment Agreement at any time upon ninety (90) days written notice. Upon termination of Mr. Brown’s employment, the Company shall pay Mr. Brown (i) any unpaid salary accrued through the date of termination, (ii) any accrued and unpaid vacation or similar pay to which Mr. Brown is entitled as a matter of law or Company policy, and (iii) any unreimbursed expenses properly incurred prior to the date of termination (the “Accrued Obligations”).

In the event the Company terminates Mr. Brown’s employment for cause, the Company shall have no further liability or obligation to Mr. Brown under the Employment Agreement or in connection with Mr. Brown’s employment, except for the Accrued Obligations.

The Employment Agreement also contains certain standard non-competition, non-solicitation, confidentiality, and assignment of inventions requirements for Mr. Brown.

There is no arrangement or understanding between Mr. Brown and any other persons pursuant to which Mr. Brown was selected as an officer.

There are no family relationships between Mr. Brown and any director, executive officer or person nominated or chosen by the Company to become a director or executive officer of the Company within the meaning of Item 401(d) of Regulation S-K under the U.S. Securities Act of 1933 (“Regulation S-K”).

From July 2019 through September 2020, the Company paid The Mcguffin Group Financial $12,500 per month for financial consulting, in addition to a bonus of $25,000 in September 2020 after the Company’s two successful capital raises. Mr. Brown is a managing partner of The Mcguffin Group Financial.

The foregoing summary of the Employment Agreement does not purport to be complete and is subject to, and qualified in its entirety by, the full text of the Employment Agreement, a copy of which is filed as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit Number	Description
10.1	Employment Agreement, dated as of October 5, 2020, between NanoVibronix, Inc. and Stephen Brown

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NANOVIBRONIX, INC.

Date: October 8, 2020	By:	/s/ Stephen Brown
	Name:	Stephen Brown
	Title:	Chief Financial Officer